Exhibit 99.1

FOR IMMEDIATE RELEASE

November 5, 2015

DIXIE BRANDS, INC., GENERAL CANNABIS CORP. AND BLOOM DISPENSARY GROUP FORM AGREEMENT TO BRING DIXIE ELIXIRS AND EDIBLES PRODUCTS TO ARIZONA

Initial Dixie Products in Arizona by End of Year as 14,000 Square Foot Kitchen is Built for Full Product Offering in 2016

DENVER, CO/PHOENIX, AZ  (November 5, 2015): Dixie Brands, Inc. (Dixie), a leader in emerging cannabinoid extraction and wellness platforms, Bloom Dispensaries, Arizona’s leading group of medical marijuana dispensaries, and an affiliate of General Cannabis Corporation (OTCQB:CANN), a service provider to businesses in the regulated cannabis industry, have entered into an agreement to produce and distribute the entire line of Dixie Elixirs and Edibles products in Arizona.

The companies are in the process of building out a state-of-the-art manufacturing facility in Phoenix to bring Dixie’s entire suite of products to the Arizona medical patient. During the build out, the companies will initially roll-out two of Dixie’s most popular products: their Dixie Rolls and the entire line of tinctures, including its Synergy line of one-to-one CBD:THC ratio tinctures.  Sales of these initial products to Arizona patients are expected before the end of the year.

“Arizona represents tremendous opportunity for Dixie and we could not have found better partners to help us capitalize on that opportunity,” said Chuck Smith, Dixie’s Chief Operating Officer. “Edibles currently make up less than ten percent of the Arizona cannabis market, but we believe strongly that those numbers don’t reflect the pent up demand that patients have for quality, innovative delivery systems and products. With the backing of one of the strongest dispensary groups in Arizona, and a great financial partner in General Cannabis, there is no doubt that we will drive a new era for infused products in Arizona.”

“Bloom has played an important role in the development of Arizona’s medical marijuana framework, and today’s news is our next step in that evolution,” said Edward Judice, CEO of Bloom. “We are proud to bring Dixie’s quality line of edibles, topicals and tinctures to patients throughout Arizona.  Their selection and variety of delivery systems is unparalleled and when partnered with our focus on compliance and process integrity, we believe that we will see aggressive adoption of Dixie products by dispensaries and patients alike.”

“As a financial partner in this joint venture, we have great confidence in the teams that we are backing,” said Michael Feinsod, Executive Chairman of General Cannabis. “The management of both these companies, and the vision they share for creating a differentiated offering for underserved Arizona patients will provide a strong foundation for achieving success. We look forward to Dixie becoming a household name with patients throughout Arizona.”

ABOUT DIXIE BRANDS, INC.

Located in Denver, Colorado, Dixie Brands, Inc., (Dixie) through its affiliates across the country, has been formulating and producing award-winning THC and CBD-infused products since 2009. What began as a single flagship product, the Dixie Elixir (a THC-infused soda), has now expanded to over 30 different products across over 100 SKUs, representing the industry’s finest edibles, tinctures, topicals and connoisseur grade extractions. To find out more about Dixie’s innovative products, or about how Dixie is building the future of cannabis, please visit us at http://www.dixiebrands.com.

ABOUT GENERAL CANNABIS CORPORATION

General Cannabis Corporation is the all-in-one resource for the highest quality service providers available to the regulated Cannabis Industry.   We are a trusted partner to the cultivation, production and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. Most recently, we acquired Chiefton Supply Co., a Denver based apparel and design company focused on modern cannabis graphic design and production. Chiefton now works in conjunction with GC subsidiaries, Iron Protection Group and Next Big Crop, to offer existing clients unique design services to further brand objectives.

We will continue to integrate partner companies in order to provide a full suite of capabilities for our customers as the regulated cannabis industry continues to expand.  For more information, please visit www.generalcann.com.

ABOUT BLOOM DISPENSARY GROUP

Bloom sets the standard for Arizona’s medical marijuana program through the operation of four Dispensaries serving patients in Phoenix, Tucson, Sedona and Oracle.  Bloom’s safe and comfortable healing atmosphere focuses on answering the needs of patients and empowering them with the quality of life they deserve through compassion, professionalism and first-class service. Bloom is a true “seed to sale” operation, cultivating their own medicine to ensure patients receive the highest quality product at the lowest cost in the market. In addition to serving patients, Bloom strives to become an integral part of every community they operate in through community service, volunteer work and fund-raising efforts to support local causes.

CONTACT

Joe Hodas

Dixie Brands, Chief Marketing Officer

jhodas@dixiebrands.com

303-827-6972